UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 3, 2018
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 2, 4, 5, 7, 11, 12, 13, 14, and 15 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, our ability to pass along fuel costs, our ability to grow our business profitably, that higher rates will lead to carrier profitability and sustainability, that increased duty rates could result in increased customer advances, that the vast majority of shipments will continue to move in bulk, expectations for buy and sell rates, carrier actions with regard to supply and demand, our ability to perform in a complex regulatory environment, and our effective tax rate in future periods.

SELECTED INQUIRIES RECEIVED THROUGH NOVEMBER 9, 2018

1.
    Are you seeing much evidence of inventory pre‐loading ahead of pending tariff implementation? If we see artificial strength - does this impact the way you evaluate 2019 as it would imply more volatility from 4Q into 1Q?

We are aware that some customers moved product shipments up in Q3 as a way to avoid possible increases in tariffs. We would logically expect that customers would try to do the same prior to final implementation. At this point, we have no way of identifying how much product has been moved forward, nor do we know the percentage of customers that have chosen this path.

Since we do not know how much product has been moved forward, it would be difficult for us to understand any expected impact. Additionally, because we do not talk about current or forward-looking quarters, even if we did have an idea, we would not speak to it.

2.
Would you categorize your ocean carrier relationships as getting stronger or weaker? And are you seeing more variance in terms of the quality of your relationship with ocean carriers where some are improving while others are deteriorating? Is carriers ability to pull capacity out of the market faster diminishing your value offering to the carriers?

We have always believed that we maintain excellent relationships with our carrier partners or “service providers,” as we like to refer to them. We see ourselves as partners with them, where our efforts to grow our business benefits our service providers in growing their business.

We strive to see that our service providers are paid timely, that rates are fair, and that we partner with them each and every year. Additionally, we constantly focus on ways to make our processes more efficient, which ultimately leads to us being a lower-cost customer to the carrier.

We think that we treat our service providers in a way that causes them to want to do more business with Expeditors, not less. Additionally, we believe that when a carrier makes a decision on the rates being offered and space being made available, Expeditors is at the top of their list. We want the carriers to be successful and believe that their success is beneficial to them, to us, and ultimately to our customers.

Regarding capacity, the carriers have certainly done a more effective job at controlling some of it. We see this as a positive, as it enables a more sustainable carrier business model. So, we are fully in support of carrier efforts to manage capacity. The opposite, we believe, will result in continued losses and, ultimately, fewer carriers in the market place. That could result in a supply and demand model that will not be good for anyone.

3.
There has been an increase in the working capital intensity over Q318, resulting in a negative contribution to operating cash flow. Do you see the necessity to give better terms to your clients and/or suppliers in order to gain more volumes? Should we expect the working capital intensity to remain high in coming quarters given the competitive ocean freight market?

Working capital (current assets less current liabilities) as of September 30, 2018 decreased in comparison to December 31, 2017 and September 30, 2017. For customers that meet certain criteria, we occasionally agree to extend payment terms beyond our customary terms.

As a customs broker, we make significant cash advances for a select group of our credit-worthy customers. These cash advances are for customer obligations such as the payment of duties and taxes to customs authorities in various countries throughout the world. Increases in duty rates could result in increases in the amounts we advance on behalf of our customers. The billings of such advances to customers are accounted for as a direct increase in accounts receivable from the customer and a corresponding increase in accounts payable to governmental customs authorities.

4.	Have you seen any kind of pull-forward or shifting of supply-chain due to tariffs?

See our response to Question 1 above.

a.	If so, what kind of an effect will the pull-forward have on the first half of 2019? Will it slow volume and loosen up capacity in selected lanes?
See our response to Question 1 above.

b.	Do you anticipate a second pull-forward ahead of the next round of tariffs?
See our response to Question 1. But also understand that it is possible that a trade deal between the U.S. and China may be completed before final implementation.

5.	What do you anticipate the effect of IMO 2020 will be on your business, if any?

To comply with IMO 2020, many carriers are taking on costs that they will likely try to pass on to their customers. We, in turn, would pass along any increases to our customers.

6.
Could you provide more context behind the divergence in AF volume growth dynamics in North Asia (-5% yoy) relative to other regions? Was there simply mix or timing elements to the divergence? Is it explained by broader commentary of China-related manufacturing softness during 3Q18? Are sourcing patterns changing as a result of recent tariffs?

We believe that the 5% reduction is a result of Expeditors being more selective in the business that we handle. Last year we took on a great deal of additional tonnage on behalf of our customers, and did so with a high buy rate and a mediocre sell rate. This year, our approach has been to focus on handling business that is profitable. With this mind, you will note that profit margins are growing at a faster pace than are volumes. We see this as solid operational management and excellent decision-making.

7.	Does the evolution of online shopping and resulting utilization in AF provide any meaningful structural benefit to AF yield (net revenue per kilo)?

We are having a difficult time connecting increased on-line shopping with a structural benefit to air freight yields. What makes that correlation difficult is that an eCommerce shipment often looks and feels like any other shipment. As we have stated on many occasions, we believe the vast majority of shipments will continue to move in bulk from origin to destination, where distribution services makes each of those shipments a local delivery.

8.
Is the magnitude of yield compression experienced in 3Q18 within ocean freight consolidation (-19% net revenue per container) unique this cycle or simply viewed as typical amid the noted increases in underlying OF carrier rates through 3Q18? Can we draw a direct line between ocean freight consolidation’s accelerating decline in net revenue growth in 3Q18 and direct ocean freight forwarding acceleration in net revenue growth? In other words, is the divergence in trend between the two products related, or simply coincidental?

What was perhaps unique was that ocean rates, which have been notably volatile in recent periods, were even more so in the most recent third quarter. If we are not able to pass along sell rate increases in sync with our buy rate increases, yields will narrow. There was, however, no correlation between freight consolidation and direct ocean freight forwarding, which is a fixed-rate service.

9.	What is the attachment rate of handled AF shipments using the Transcon product? Is there a long-term targeted attachment rate?

We consider that information competitively sensitive and do not disclose it.

10.
The investing public’s discussion regarding blockchain has subsided a bit, but do you have any updated perspective to share regarding the technology’s impact to your business? Relative to a year ago, are you more or less confidence in its application and relevancy?

We have many customers that continue to talk about blockchain, but most of those discussions are centered around the concept of having a tool (blockchain) that is looking for a problem to solve. We often have discussions with customers and try to change the conversation into talking about the problem they are trying to solve and then, once that is understood, shift the conversation to cost effective tools that could be implemented.

In general, blockchain can be difficult to set up and takes regular maintenance to oversee usability access to many different data sets. Unless the problem being solved is a very well understood problem, we would likely try to steer away from blockchain, as it adds a great deal of complexity and required oversight.

To be clear, we believe blockchain has its rightful place in the supply chain but we do not think that is sorted out just yet.

11.	Do you have any update to your expected tax rate? Can you differentiate what, if any, of the following tax items were one time in nature?

As we disclosed in our latest Form 10-K and in our 2018 Form 10-Qs and Q&A 8-Ks, our consolidated effective tax rate will depend on a number of different factors including:

–	Mix of U.S. and foreign earnings before income taxes,

–	Effective tax rates and withholding tax rates in foreign locations,

–	Effective State tax rates,

–	Expenses that are no longer deductible,

–	Future guidance and interpretations to be issued by tax authorities,

–	Additional tax resulting from base erosion anti-abuse tax (BEAT) or global intangible low-taxed income (GILTI).

We have also disclosed that some elements of the recorded impacts of the 2017 Tax Act remain provisional as of September 30, 2018. The final provisional amounts, as well as other recorded income tax amounts, may differ, possibly materially, due to, among other things, changes in estimates, interpretations and assumptions the Company has made, changes in IRS or Treasury interpretations, the issuance of new guidance, legislative actions, changes in accounting standards or related interpretations in response to the 2017 Tax Act and future actions by States that have not currently adopted the 2017 Tax Act.

The Company's consolidated effective income tax rate was 26.1% for the nine months ended September 30, 2018, as compared to 37.1% for the comparable period in 2017. In addition to the lower U.S. federal tax rate, the effective tax rate in 2018 benefited from significant share-based compensation deductions, principally as a result of stock option exercises occurring during the second quarter of 2018, required discrete adjustments from interpretations of the 2017 Tax Act and a State income tax refund settled during the third quarter of 2018. These amounts were partially offset by certain expenses that are no longer deductible under the 2017 Tax Act.

Given our experience this year and the expectation of additional guidance and interpretations to be issued by Federal and State tax authorities, we will not be providing tax rate guidance for the remainder of 2018 or for 2019, but will continue to report on the significant changes in our consolidated effective tax rate as we report our results in future periods.

See the following additional information applicable to the significant items that affected our effective tax rate in the third quarter and that were disclosed in our 10-Q.

a.	$2mn BEAT tax based on adjustment.
The 2017 Tax Act included provisions for Base Erosion and Anti-Abuse Tax (BEAT) under which taxes are imposed on certain base eroding payments to affiliated foreign companies. We will report BEAT as discrete adjustments to the income tax provision when incurred in future periods.

b.	$7mn from discrete adjustments of certain foreign tax credits earned as a result of withholding taxes paid on repatriated foreign earnings
We noted in our most recent 10-Q that discrete adjustments were required as a result of interpretations issued related to the 2017 Tax Act. Those adjustments included the recording of certain foreign tax credits earned as a result of withholding taxes paid on repatriated foreign earnings that totaled $7 million. The tax effects for these provisional items are recorded as discrete adjustments to the income tax provision as information becomes known.

c.	$4mn state tax refund
We do not expect that this State income tax refund will recur.

12.
Excluding all the one offs from the Q318 income tax expenses implies a corporate tax rate of 25%, compared to old guidance of 31%‐34%. Should we use the underlying 25% tax rate as a guidance for upcoming quarters?

See our response to Question 11 above.

13.	Any chance you can share the amount of the discrete tax items this quarter? Just trying to understand what the underlying tax rate was? Are you still guiding to 31%‐34?%

See our response to Question 11 above.

14.	What tax rate do you expect for 4Q 2019?

See our response to Question 11 above.

15.
Given your experience YTD with interpretation of the 2017 Tax Act and perhaps given your expectations for geographical mix moving forward, what is the likelihood your tax rate will consistently fall below your previously communicated target of 31-34%?

See our response to Question 11 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

December 3, 2018	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

December 3, 2018	/s/ BRADLEY S. POWELL
Bradley S. Powell, Senior Vice President and Chief Financial Officer